Exhibit 99.5

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, each of the undersigned hereby consents to being named as a person who will become a director of Access National Corporation’s (“Access’s”) Board of Directors as of the Effective Date (as such term is defined in the Agreement and Plan of Reorganization, dated as of October 21, 2016) in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Access, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Signature	Date

/s/ John C. Lee, IV	January 13, 2017
John C. Lee, IV

/s/ Childs F. Burden	January 13, 2017
Childs F. Burden

/s/ Gary D. LeClair	January 13, 2017
Gary D. LeClair

/s/ Mary Leigh McDaniel	January 13, 2017
Mary Leigh McDaniel

/s/ Janet A. Neuharth	January 13, 2017
Janet A. Neuharth

/s/ Gary R. Shook	January 13, 2017
Gary R. Shook